EXHIBIT 12
                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                           COMPUTATION OF EARNINGS TO
                          FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                              FOR THE YEARS ENDED DECEMBER 31,
                                               (IN THOUSANDS, EXCEPT RATIOS)
                                      ------------------------------------------------
                                        1995      1994      1993      1992      1991
                                      --------   -------   -------   -------   -------
Earnings from continuing operations   $ 48,703   $45,043   $41,812   $45,239   $44,929
Income taxes ......................     25,229    19,901    19,565    18,595    18,918
                                      --------   -------   -------   -------   -------
Earnings from continuing operations
  before income taxes .............     73,932    64,944    61,377    63,834    63,847
                                      --------   -------   -------   -------   -------
Fixed charges:
  Interest, long-term debt ........     24,516    23,194    22,089    26,142    28,192
  Interest, other .................      3,482     2,542     2,750     1,604     2,233
  Amortization of debt expense and
     premium, net .................      1,234     1,223     1,402     1,282     1,118
  Portion of rental expense
     representative of interest
     factor .......................        457       707       485       547       527
                                      --------   -------   -------   -------   -------
        Total fixed charges .......     29,689    27,666    26,726    29,575    32,070
                                      --------   -------   -------   -------   -------
Earnings from continuing operations
  before income taxes and
  fixed charges ...................   $103,621   $92,610   $88,103   $93,409   $95,917
                                      ========   =======   =======   =======   =======
Ratio of earnings to fixed charges       3.49X     3.35x     3.30x     3.16x     2.99x
                                      ========   =======   =======   =======   =======
Fixed charges from above ..........   $ 29,689   $27,666   $26,726   $29,575   $32,070
Preferred dividends ...............      2,960     2,966     3,008     3,440     3,008
                                      --------   -------   -------   -------   -------
  Total fixed charges and preferred
    stock dividends ...............   $ 32,649   $30,632   $29,734   $33,015   $35,078
                                      ========   =======   =======   =======   =======
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends .................      3.17x     3.02x     2.96x     2.83x     2.73x
                                      ========   =======   =======   =======   =======
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